EXHIBIT 11.1

                          SEAVIEW VIDEO TECHNOLOGY, INC
                        COMPUTATION OF PER SHARE EARNINGS

                                               Unaudited                         Unaudited
                                         Quarter Ended June 30,          Six Months Ended June 30,
                                        -----------------------         --------------------------
                                         2001             2000             2001             2000
                                         ----             ----             ----             ----

Net Income                         $    (91,703)    $   (790,160)    $   (355,831)    $ (1,027,961)
                                   =============    =============    =============    =============

Shares:
Basic weighted average
   number of shares
   outstanding                       18,507,291       11,141,790       18,314,787       10,209,278
Additional shares adjusted
   under nonvested stock
   for diluted earnings
   per share                                  0                0                0                0
                                   -------------    -------------    -------------    -------------
Diluted weighted average
   number of shares
   outstanding                       18,507,291       11,141,790       18,314,787       10,209,278
                                   =============    =============    =============    =============

Basic Earnings per Share
Net Income                                 (.01)            (.07)            (.02)            (.10)

Diluted Earnings per Share
Net Income                                 (.01)            (.07)            (.02)            (.10)